CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated January 11, 2001, relating to the financial statements and financial highlights which appear in the November 30, 2000 Annual Reports to Shareholders of Liberty Tax-Exempt Fund, Liberty Tax-Exempt Insured Fund, Liberty Utilities Fund and Liberty High Yield Municipal Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.




PricewaterhouseCoopers LLP
Boston, Massachusetts
March 28, 2001